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                                                                    EXHIBIT 23.1

        [LETTERHEAD OF GREENFIELD, ALTMAN, BROWN, BERGER & KATZ, P.C.]


The Board of Directors
Biosource International, Inc.


We consent to the inclusion of our report dated January 22, 1998, with respect to the balance sheets of Quality Controlled Biochemicals, Inc. as of December 31, 1997 and 1996, and the related statements of income and retained earnings and cash flows for each of the years then ended, which report appears in the Form 8-K of BioSource International, Inc. dated February 22, 1999.


/s/ Greenfield, Altman, Brown, Berger & Katz, P.C.


Greenfield, Altman, Brown, Berger & Katz, P.C.

February 19, 1999